Exhibit 99.1

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NYSE Euronext Announces Third Quarter 2010 Financial Results
— Third Quarter GAAP Diluted EPS of $0.49 vs. $0.48 in the Prior Year Period —
— Diluted EPS of $0.46 vs. $0.53, Excluding Merger Expenses, Exit Costs and Deferred Tax Benefit —
— New York Portfolio Clearing Go-Live Expected in 1Q11; Data Centers Launched —
Conference Call, Tuesday, November 2, 2010 at 8:00 a.m. (New York, EDT)/1:00 p.m. (Paris, CET)
Financial and Operating Highlights1, 2
•	Diluted EPS of $0.46 vs. $0.53, down 13%
•	Net revenue of $599 million vs. $621 million, including $25 million negative currency impact
•	Fixed operating expenses of $419 million vs. $426 million; down 6% on constant dollar/portfolio basis
•	Operating income of $180 million vs. $195 million, including $12 million negative currency impact
•	EBITDA margin year-to-date of 45% vs. 43% in the prior year period
•	Board declares fourth quarter 2010 cash dividend of $0.30 per share
•	New listings at 78 year-to-date up from 32 in prior year period, including 13 transfers
•	Successful migration of equities, U.S. options and European Derivatives to new liquidity hubs
•	Tokyo Stock Exchange chooses NYSE Technologies for new trading platform

[1]	All comparisons versus 3Q09 unless otherwise stated. Excludes merger expenses, exit costs, deferred tax benefit and net gains from disposal activities.

[2]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.
NEW YORK — November 2, 2010 — NYSE Euronext (NYX) today reported net income of $128 million, or $0.49 per diluted share for the third quarter of 2010, compared to net income of $125 million, or $0.48 per diluted share for the third quarter of 2009. Results for the third quarter of 2010 include $25 million of pre-tax merger expenses and exit costs and a $21 million deferred tax benefit related to the reduction of the UK corporate tax rate. Third quarter 2009 results include $8 million of pre-tax merger expenses and exit costs and a $4 million net gain from disposal activities. Excluding the impact of these items, net income in the third quarter of 2010 was $121 million, or $0.46 per diluted share, compared to $138 million, or $0.53 per diluted share, in the third quarter of 2009.
“In the third quarter, we continued to execute against our multi-year strategy despite challenging market conditions,” said Duncan L. Niederauer, CEO, NYSE Euronext. “We launched new data centers in the U.S. and Europe which will serve as the liquidity hubs of the future, we are establishing innovative clearing platforms across our markets and providing listed clients with new value-add services through the acquisition of Corporate Board Member. We are creating an unparalleled community, by operating the most important capital markets in the world, connecting customers across our broad distribution network, delivering innovative products and services and enabling customers to leverage our technology and scale to operate their businesses more effectively.”

The table below summarizes our financial results1:

				%∆ 3Q10	YTD	YTD	%∆ YTD10
($ in millions, except EPS)	3Q10	2Q10	3Q09	vs. 3Q09	3Q10	3Q09	vs. YTD09
Total Revenues[2]	$1,050	$1,247	$1,160	(9%)	$3,380	$3,554	(5%)

Total Revenues, Less Transaction-Based Expenses[3]	599	654	621	(4%)	1,898	1,838	3%
Other Operating Expenses	419	407	426	(2%)	1,253	1,245	1%

Operating Income	$180	$247	$195	(8%)	$645	$593	9%
Net Income[4]	$121	$167	$138	(12%)	$428	$382	12%
Diluted Earnings Per Share[4]	$0.46	$0.64	$0.53	(13%)	$1.64	$1.47	12%

Operating Margin	30%	38%	31%	(1 ppts)	34%	32%	2 ppts
EBITDA Margin	42%	48%	42%	0 ppts	45%	43%	2 ppts

[1]	A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See also our statement on non-GAAP financial measures at the end of this earnings release.

[2]	Includes activity assessment fees.

[3]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.

[4]	Excludes merger expenses and exit costs, deferred tax benefit and net gains from disposal activities.
“Our results in the third quarter reflect the impact of dampened transaction revenue due to slow overall industry volumes,” commented Michael S. Geltzeiler, Group Executive Vice President and CFO, NYSE Euronext. “Despite lackluster near-term volume trends, we are focusing on those areas of our business model that are within our control. We are maintaining market share across our primary venues, we continue to develop additional cylinders of growth with new initiatives and our technology services business, we are continuing to reduce our fixed-cost base and are focused on better managing our capital for the benefit of our shareholders. On a constant dollar, constant portfolio basis, our fixed expenses were down $26 million, or 6% compared to the third quarter of 2009 and we expect to be below the low-end of our full-year fixed cost range.”
THIRD QUARTER 2010 CONSOLIDATED RESULTS
Total revenues less transaction-based expenses (net revenue), which include Section 31 fees, liquidity payments and routing and clearing fees, was $599 million in the third quarter of 2010, down $22 million, or 4% compared to $621 million in the third quarter of 2009. Third quarter 2010 net revenue compared to the third quarter of 2009 included a $25 million negative impact attributable to foreign currency fluctuations. On a currency neutral basis, net revenue in the third quarter of 2010 would have been slightly above third quarter of 2009 levels. The decrease in net revenue compared to the third quarter of 2009 was primarily driven by a $35 million, or 11% decrease in net transaction and clearing revenue, related to European cash and derivatives trading, partially offset by a $23 million, or 39% increase in technology services revenue.
Fixed operating expenses, excluding merger expenses and exit costs, were $419 million, compared to $426 million in the third quarter of 2009. Excluding the impact of acquisitions, a $13 million positive impact attributable to foreign currency fluctuations and investment in new businesses, fixed operating expenses were down $26 million, or 6%, compared to the third quarter of 2009.
Full-year 2010 fixed operating expenses are now expected to be below the low-end of the currency adjusted full-year range of $1,707 million and $1,749 million. The currency adjusted full-year 2010 fixed operating expense range is based on current EUR/USD and GBP/USD currency rates, which derive full-year 2010 average currency rates of EUR/USD $1.34 and GBP/USD $1.55. The original full-year 2010 fixed operating expense range was $1,723 million and $1,768 million and was based on 2009 average foreign currency rates of EUR/USD $1.39 and GBP/USD $1.57.
Operating income, excluding merger expenses and exit costs, was $180 million, down $15 million, or 8% compared to the third quarter of 2009 and included a $12 million negative impact attributable to foreign currency fluctuations. On a currency neutral basis, operating income in the third quarter of 2010 would have decreased 2% compared to the third quarter of 2009.
Adjusted EBITDA which excludes merger expenses and exit costs, was $249 million, compared to $261 million in the third quarter of 2009. Adjusted EBITDA margin was 42% in the third quarter of 2010, in-line with the third quarter of 2009.
Non-operating income for the third quarter of 2010 includes the impact of the investment in New York Portfolio Clearing (income from associates) and NYSE Liffe U.S. (net loss/income attributable to non-controlling interest) initiatives. Both New York Portfolio Clearing and NYSE Liffe U.S. are currently in a loss position.
The effective tax rate for the third quarter of 2010 was 24.2% compared to 21.7% in the third quarter of 2009. The effective tax rate in the third quarter of 2010 includes the impact of advance tax rulings following the adoption of favorable tax laws in the Netherlands, lowering the estimated full-year effective tax rate from 27.5% to 26.5% which added $0.02 to third quarter 2010 diluted earnings per share. The effective tax rate in the third quarter of 2009 included the favorable impact of an effective tax rate true-up, which added $0.03 to third quarter 2009 diluted earnings per share. The effective tax rate for the Company is projected to be 26.5% for the remainder of 2010.
The weighted average diluted shares outstanding in the third quarter of 2010 was 262 million shares, up from 260 million shares in the third quarter of 2009 and 261 million shares in the second quarter of 2010. The weighted average diluted shares outstanding are projected to be 262 million shares for the remainder of 2010.
At September 30, 2010, total debt declined $0.2 billion from December 31, 2009 to $2.5 billion and consists of $2.1 billion in long-term debt and $0.4 billion in short-term debt. Cash, cash equivalents, investments and other securities (including $23 million related to Section 31 fees collected from market participants and due to the SEC) was $0.4 billion and net debt was $2.1 billion.
Headcount as of September 30, 2010 was 3,030 (including 34 staff from Corporate Board Member) down 10% from December 31, 2009 and down 11% from September 30, 2009.
The Board of Directors declared a cash dividend of $0.30 per share for the fourth quarter of 2010. The fourth quarter 2010 dividend is payable December 31, 2010 to shareholders of record as of the close of business on December 15, 2010. The anticipated ex-date will be December 13, 2010.
THIRD QUARTER 2010 SEGMENT RESULTS
NYSE Euronext’s reportable segments are focused on three global business units: Derivatives, Cash Trading and Listings and Information Services and Technology Solutions. The financial results for each reported segment are presented below.
DERIVATIVES
In the third quarter of 2010, the Derivatives segment represented 31% of net revenue and 43% of operating income for NYSE Euronext (excluding merger expenses and exit costs), down from 32% and 46%, respectively, in the third quarter of 2009. The table below summarizes our third quarter 2010 Derivatives segment results.

				%∆ 3Q10	YTD	YTD	%∆ YTD10
( $ in millions)	3Q10	2Q10	3Q09	vs. 3Q09	3Q10	3Q09	vs. YTD09
Total Revenues	$243	$305	$241	1%	$846	$658	29%

Total Revenues, Less Transaction-Based Expenses[1]	188	226	198	(5%)	638	523	22%
Merger Expenses & Exit Costs ( M&E)	5	5	(5)	NM	13	372	NM
Other Operating Expenses	95	86	94	1%	275	282	(2%)

Operating Income (Loss) — GAAP	$88	$135	$109	(19%)	$350	($131)	NM

Operating Income — Excluding M&E	$93	$140	$104	(11%)	$363	$241	51%

Adjusted EBITDA	$108	$153	$122	(11%)	$406	$297	37%

Operating Margin — Excluding M&E	49%	62%	53%	(4 ppts)	57%	46%	11 ppts
EBITDA Margin — Excluding M&E	57%	68%	62%	(5 ppts)	64%	57%	7 ppts

[1]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.

NM=not meaningful
•	Derivatives net revenue of $188 million in the third quarter of 2010 decreased $10 million, or 5% compared to the third quarter of 2009 and included a $10 million negative impact from foreign currency fluctuations. These results were primarily driven by a $15 million, or 10% decrease in European derivatives net transaction and clearing revenue, partially offset by a $3 million, or 11% increase in U.S. options trading net transaction and clearing revenue. Derivatives net revenue decreased $38 million, or 17% compared to the second quarter of 2010 and included a $5 million positive impact from foreign currency. These results were primarily due to trading volume declines of 25% and 22% for European (excluding Bclear) and U.S. derivatives, respectively, from elevated second quarter 2010 levels. Adjusting for the impact of foreign currency fluctuations, Derivatives net revenue in the third quarter of 2010 would have been flat compared to the third quarter of 2009 and would have decreased 19% compared to the second quarter of 2010.
•	European derivatives net transaction and clearing revenue of $132 million in the third quarter of 2010 decreased $15 million, or 10% compared to the third quarter of 2009 and included a $9 million negative impact from foreign currency fluctuations. European derivatives trading volumes increased 1% in the third quarter of 2010 compared to the third quarter of 2009. The 10% decrease in European derivatives net transaction and clearing revenue compared to the third quarter of 2009 was primarily driven by an 11% decrease in the average net rate per contract (excluding Bclear) due to the impact of business mix and negative currency fluctuations. European derivatives net transaction and clearing revenue decreased $29 million, or 18% compared to second quarter of 2010 and included a $4 million positive impact from foreign currency fluctuations. These results were due to a 25% decline in trading volumes (excluding Bclear) for the period. Adjusting for the impact of foreign currency fluctuations, net transaction and clearing revenue would have decreased 4% from the third quarter of 2009 and would have decreased 20% from the second quarter of 2010.
•	The average net rate per contract for European derivatives (excluding Bclear), including the impact of currency fluctuations, in the third quarter of 2010 was $0.670 per contract, down from $0.754 per contract in the third quarter of 2009, but up from $0.643 per contract in the second quarter of 2010. On a currency neutral basis, using third quarter 2010 average GBP/USD currency rates, the average net rate per contract in the second quarter of 2010 was $0.668 and the average net rate per contract in the third quarter of 2009 was $0.713.
•	U.S. equity options net transaction revenue of $35 million in the third quarter of 2010 increased $3 million, or 11% compared to the third quarter of 2009, but declined $7 million, or 17% compared to the second quarter of 2010. These results were primarily driven by increases in market share which drove a 24% increase in NYSE Euronext U.S. equity options ADV to 3.2 million contracts, up from 2.6 million contracts in the prior year period, partially offset by a 10% decline in the average rate per contract. The decline in net transaction revenue compared to the second quarter of 2010 was driven by a 22% decline in trading volumes.
•	The average net rate per contract for U.S. equity options in the third quarter of 2010 was $0.171 per contract, down from $0.191 per contract in the third quarter of 2009, but up slightly from the $0.165 per contract recorded in the second quarter of 2010. The decrease in the average net rate per contract compared to the third quarter of 2009 was primarily driven by an increase in penny-pilot issues traded over NYSE Arca. Penny-pilot issues represented 83% of consolidated U.S. equity options trading volume in the third quarter of 2010, compared to 52% in the third quarter of 2009 and 74% in the second quarter of 2010.
•	NYSE Euronext’s U.S. equity options exchanges accounted for 26% of total consolidated U.S. equity options trading in the third quarter of 2010, up from 20% in the third quarter of 2009 and in-line with 26% in the second quarter of 2010.
•	Operating income, excluding merger expenses and exit costs, in the third quarter of 2010 was $93 million, an 11% decrease compared to $104 million in the third quarter of 2009 and a $47 million, or 34% decrease from the second quarter of 2010.
•	Operating margin, excluding merger expenses and exit costs, was 49%, compared to 53% in the third quarter of 2009 and 62% in the second quarter of 2010. Adjusted EBITDA margin was 57%, compared to 62% in the third quarter of 2009 and 68% in the second quarter of 2010.
•	The CFTC Derivatives Clearing Organization (DCO) filing for New York Portfolio Clearing (NYPC), the innovative joint venture of the Depository Trust & Clearing Corporation (DTCC) and NYSE Euronext, has been submitted and is in the 90-day comment period as of November 1, 2010. NYPC is expected to deliver unique operational and capital efficiencies to the market by evaluating a clearing member’s risk on a portfolio basis across both cash bonds and derivatives. NYSE Euronext expects the joint venture to launch in the first quarter of 2011, pending regulatory approval.
•	NYSE Liffe U.S., the U.S. futures exchange of NYSE Euronext announced that it will coordinate with its global customer base to complete the orderly transition of trading and open interest of all existing MSCI-linked stock index futures in the U.S. to its platform no later than June 17, 2011. MSCI announced that other contracts listed in the U.S. under its existing licenses are expected to cease trading with the June 2011 expiry.
CASH TRADING AND LISTINGS
In the third quarter of 2010, the Cash Trading and Listings segment represented 50% of net revenue and 46% of operating income for NYSE Euronext (excluding merger expenses and exit costs), down from 53% and 49%, respectively, in the third quarter of 2009. The table below summarizes our third quarter 2010 Cash Trading and Listings segment results.

				%∆ 3Q10	YTD	YTD	%∆ YTD10
($ in millions)	3Q10	2Q10	3Q09	vs. 3Q09	3Q10	3Q09	vs. YTD09
Total Revenues[1]	$694	$835	$822	(16%)	$2,205	$2,633	(16%)

Total Revenues, Less Transaction-Based Expenses[2]	298	321	326	(9%)	931	1,052	(12%)
Merger Expenses & Exit Costs (M&E)	15	19	6	NM	41	80	(49%)
Other Operating Expenses	197	195	215	(8%)	598	651	(8%)

Operating Income — GAAP	$86	$107	$105	(18%)	$292	$321	(9%)

Operating Income — Excluding M&E	$101	$126	$111	(9%)	$333	$401	(17%)

Adjusted EBITDA	$145	$171	$153	(5%)	$465	$527	(12%)

Operating Margin — Excluding M&E	34%	39%	34%	0 ppts	36%	38%	( 2 ppts)
EBITDA Margin — Excluding M&E	49%	53%	47%	2 ppts	50%	50%	0 ppts

[1]	Includes the impact of activity assessment fees.

[2]	Transaction-based expenses include section 31 fees, liquidity payments and routing & clearing fees.
•	Cash Trading and Listings net revenue was $298 million in the third quarter of 2010, a decrease of $28 million, or 9% compared to the third quarter of 2009 and included a $10 million negative impact from foreign currency fluctuations. These results were primarily driven by a $25 million, or 19% decline in net transaction revenue, principally due to pricing reductions in European cash in 2009 and lower trading volumes in U.S. cash trading. Net revenue decreased $23 million, or 7% compared to the second quarter of 2010 and included a $1 million positive impact from currency fluctuations. These results were primarily due to trading volume declines of 21% and 25%, respectively, for European and U.S. cash equities trading from elevated second quarter 2010 levels. Adjusting for the impact of foreign currency fluctuations, Cash Trading and Listings net revenue in the third quarter of 2010 would have decreased 6% compared to the third quarter of 2009 and would have decreased 7% compared to the second quarter of 2010.
•	European cash products net transaction revenue of $59 million in the third quarter of 2010 decreased $19 million, or 24% compared to the third quarter of 2009 and included a $6 million negative impact from currency fluctuations. The decline in European cash net transaction revenue compared to the third quarter of 2009 was driven primarily by 2009 pricing changes and the negative impact from currency fluctuations. Net transaction revenue decreased $12 million, or 17% from the second quarter of 2010 and included a $1 million positive impact of currency fluctuations. The decline in net transaction and clearing revenue compared to the second quarter of 2010 was primarily due to a 21% decline in trading volumes for the period. Adjusting for the impact of foreign currency fluctuations, net transaction revenue in the third quarter of 2010 would have decreased 17% compared to the third quarter of 2009 and would have decreased 18% compared to the second quarter of 2010.
•	Average net revenue per transaction for European cash products, including the impact of currency fluctuations, in the third quarter of 2010 was $0.655 per transaction, down from $0.896 per transaction in the third quarter of 2009, but up slightly from $0.654 per transaction in the second quarter of 2010. On a currency neutral basis, using third quarter of 2010 average EUR/USD currency rates, the average net revenue per transaction in the second quarter of 2010 was $0.665 and the average net revenue per transaction in the third quarter of 2009 was $0.808.
•	European cash market share (value traded) in our four core markets was 73% in the third quarter of 2010, down from 77% in the third quarter of 2009 and down from 74% in the second quarter of 2010.
•	SmartPool, the London-based dark pool owned by NYSE Euronext with BNP Paribas SA, HSBC Holdings Plc and JPMorgan Chase & Co., experienced strong growth in the third quarter of 2010 with the number of trades increasing to 855,770 from 3,141 in the third quarter of 2009 and 541,743 in the second quarter of 2010.
•	U.S. cash products net transaction revenue of $48 million decreased $6 million, or 11% from $54 million in the third quarter of 2009 and decreased $12 million, or 20% from the second quarter of 2010. The decline in U.S. cash net transaction revenue compared to the third quarter of 2009 was primarily driven by an 18% decline in U.S. cash trading volumes. The decrease in U.S. cash products net transaction revenue compared to the second quarter of 2010 was primarily driven by a 25% decrease in U.S. cash trading volume. Total U.S. consolidated cash equities average daily trading volume in the third quarter of 2010 was 7.6 billion shares, the lowest quarterly average daily trading volume since the second quarter of 2008.
•	Average net revenue per 100 shares handled for U.S. cash products in the third quarter of 2010 was $0.0313, compared to $0.0288 in the third quarter of 2009 and $0.0296 in the second quarter of 2010. The increase in the net rate per 100 shares handled from the third quarter of 2009 was driven by accretive pricing changes on NYSE and NYSE Arca. The increase compared to the second quarter of 2010 was due to accretive pricing changes on NYSE and NYSE Arca and fewer customers reaching volume tiers on NYSE Arca.
•	Market share increased across all NYSE Euronext’s U.S. cash equities trading venues in the third quarter of 2010 compared to both the third quarter of 2009 and the second quarter of 2010. U.S. Tape A matched market share was 38%, up from 35% in the third quarter of 2009 and up from 37% in the second quarter of 2010. U.S. Tape B matched market share was 25%, up from 23% in the third quarter of 2009 and up from 24% in the second quarter of 2010. U.S. Tape C matched market shares was 14%, up from 13% in the third quarter of 2009 and up from 12% in the second quarter of 2010.

•	Operating income, excluding merger expenses and exit costs, in the third quarter of 2010 was $101 million, a 9% decrease compared to $111 million in the third quarter of 2009, and a 20% decrease from the second quarter of 2010.
•	Operating margin, excluding merger expenses and exit costs, was 34%, flat compared to the third quarter of 2009 and down from 39% in the second quarter of 2010. Adjusted EBITDA margin was 49% compared to 47% in the third quarter of 2009 and 53% in the second quarter of 2010.
•	NYSE Euronext’s global listings franchise experienced increased momentum year-to-date September 2010. A total of 13 companies for a combined market capitalization of over $40 billion have transferred to NYSE markets from other exchanges year-to-date. Recent transfers include Corporate Executive Board, United Continental Holdings, GFI Group and Compass Diversified Holdings.
•	A total of 78 IPOs listed on NYSE Euronext markets for total proceeds of $17.4 billion year-to-date September 2010, compared to a total of 32 IPOs for $8.3 billion during the same period last year. Total proceeds raised year-to-date September 2010 included 9 Chinese companies totaling $0.9 billion. The $17.4 billion raised on NYSE Euronext markets year-to-date September 2010 was nearly 3 times the amount raised by any other U.S. exchange during the period, according to Dealogic.
•	Venture Capital and Technology-related IPOs continue to be an area of strength for NYSE Euronext and the pipeline for the remainder of the year is strong. Venture Capital and Technology-related IPOs year-to-date include Sensata Technologies, MaxLinear, Calix, Higher One Holdings, Fabrinet, RealD, Green Dot and Envestnet.
•	NYSE Euronext is the leader year-to-date September 2010 for global secondaries (proceeds) with a total of 370 for total proceeds of $147 billion, including the largest secondary, Petrobras which raised $70 billion.
•	NYSE Euronext acquired Corporate Board Member, publisher of Corporate Board Member magazine and a leading provider of interactive education and thought leadership for directors and executive officers of publicly traded companies.
INFORMATION SERVICES AND TECHNOLOGY SOLUTIONS
In the third quarter of 2010, the Information Services and Technology Solutions segment represented 19% of net revenue and 11% of operating income for NYSE Euronext (excluding merger expenses and exit costs), up from 15% and 5%, respectively, in the third quarter of 2009. The table below summarizes our third quarter 2010 Information Services and Technology Solutions segment results.

				%∆ 3Q10	YTD	YTD	%∆ YTD10
($ in millions)	3Q10	2Q10	3Q09	vs. 3Q09	3Q10	3Q09	vs. YTD09
Total Revenues	$113	$107	$94	20%	$330	$260	27%

Merger Expenses & Exit Costs (M&E)	5	8	6	(17%)	15	18	(17%)
Other Operating Expenses	89	87	82	9%	269	225	20%

Operating Income — GAAP	$19	$12	$6	NM	$46	$17	NM

Operating Income — Excluding M&E	$24	$20	$12	NM	$61	$35	74%

Adjusted EBITDA	$34	$28	$18	89%	$87	$53	64%

Operating Margin — Excluding M&E	21%	19%	13%	8 ppts	18%	13%	5 ppts
EBITDA Margin — Excluding M&E	30%	26%	19%	11 ppts	26%	20%	6 ppts

NM=not meaningful
•	Information Services and Technology Solutions revenue was $113 million in the third quarter of 2010, an increase of $19 million, or 20% compared to the third quarter of 2009 and included a $5 million negative impact from foreign currency fluctuations. The increase in revenue compared to the third quarter of 2009 was primarily driven by the impact of the NYFIX acquisition and an increase in global SFTI and software sales revenue. Revenue increased $6 million, or 6% compared to the second quarter of 2010 and included a $1 million positive impact from foreign currency fluctuations. The increase in revenue compared to the second quarter of 2010 was primarily driven by increases in global SFTI and software sales revenue. Adjusting for the impact of foreign currency fluctuations, Information Services and Technology Solutions revenue in the third quarter of 2010 would have increased 26% compared to the third quarter of 2009 and would have increased 5% compared to the second quarter of 2010.
•	Operating income, excluding merger expenses and exit costs, in the third quarter of 2010 was $24 million compared to $12 million in the third quarter of 2009 and $20 million in the second quarter of 2010.
•	Operating margin, excluding merger expenses and exit costs, was 21%, compared to 13% in the third quarter of 2009 and 19% in the second quarter of 2010. Adjusted EBITDA margin was 30%, compared to 19% in the third quarter of 2009 and 26% in the second quarter of 2010.
•	NYSE Euronext launched two new state-of-the art data centers which will serve as the liquidity hubs of the future. With the launch of the new data centers, the Company will begin the expansion of its co-location business. In the U.S. approximately 97% of the pod is sold out, and in Europe the roll-out of the new cabinets are progressing on schedule.
•	The Tokyo Stock Exchange Inc. selected NYSE Euronext to build and support its new futures trading platform and the Philippine Stock Exchange successfully migrated to NYSE Technologies trading platform.
•	NYSE Euronext opened the new NYSE Technologies facility in Belfast, Ireland and serves as a state-of-the-art software development facility.
CORPORATE AND ELIMINATIONS
Summarized below are the results for Corporate and Eliminations. Corporate and Eliminations includes unallocated costs primarily related to corporate governance, public company expenses, one-time integration costs related to the new data centers, as well as intercompany eliminations of revenues and expenses.

				%∆ 3Q10	YTD	YTD	%∆ YTD10
($ in millions)	3Q10	2Q10	3Q09	vs. 3Q09	3Q10	3Q09	vs. YTD09
Total Revenues	$0	$0	$3	NM	($1)	$3	NM

Merger Expenses & Exit Costs (M&E)	0	0	1	NM	1	3	(67%)
Other Operating Expenses	38	39	35	9%	111	87	28%

Operating Income (Loss) — GAAP	($38)	($39)	($33)	(15%)	($113)	($87)	(30%)

Operating Income (Loss) — Excluding M&E	($38)	($39)	($32)	(19%)	($112)	($84)	(33%)

Adjusted EBITDA	($38)	($39)	($32)	(19%)	($112)	($84)	(33%)

Operating Margin — Excluding M&E	NM	NM	NM		NM	NM
EBITDA Margin — Excluding M&E	NM	NM	NM		NM	NM

NM=Not meaningful
•	Corporate and Eliminations fixed operating expenses in the third quarter of 2010 increased $3 million, or 9% compared to third quarter of 2009 and decreased $1 million, or 3% compared to the second quarter of 2010. The increase in fixed operating expenses compared to the third quarter of 2009 was due to increased date center/integration costs.
Analyst/Investor/Media Call: November 2, 2010 at 8:00 a.m. (NY/EDT)/1:00 p.m. (Paris/CET)
A presentation and live audio webcast of the third quarter 2010 earnings conference call will be available on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir. Those wishing to listen to the live conference via telephone should dial-in at least ten minutes before the call begins. An audio replay of the conference call will be available approximately one hour after the call on the Investor Relations section of NYSE Euronext’s website, http://www.nyseeuronext.com/ir or by dial-in beginning approximately two hours following the conclusion of the live call.

Live Dial-in Information:
United States: 866.730.5763
International: 857.350.1587
Passcode: 42509297
Replay Dial-in Information:
United States: 888.286.8010
International: 617.801.6888
Passcode: 67921139
Non-GAAP Financial Measures
To supplement NYSE Euronext’s consolidated financial statements prepared in accordance with GAAP and to better reflect period-over-period comparisons, NYSE Euronext uses non-GAAP financial measures of performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure, calculated and presented in accordance with GAAP. Non-GAAP financial measures do not replace and are not superior to the presentation of GAAP financial results, but are provided to (i) present the effects of certain merger expenses, exit costs and other special items, and (ii) improve overall understanding of NYSE Euronext’s current financial performance and its prospects for the future. Specifically, NYSE Euronext believes the non-GAAP financial results provide useful information to both management and investors regarding certain additional financial and business trends relating to financial condition and operating results. In addition, management uses these measures for reviewing financial results and evaluating financial performance. The non-GAAP adjustments for all periods presented are based upon information and assumptions available as of the date of this release.
•   NYSE Euronext Earnings News Release with Tables and Operating Data
About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets — the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca — represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500. For more information, please visit: http://www.nyx.com.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s reference document for 2009 (“document de référence”) filed with the French Autorité des Marchés Financiers (Filed on April 22, 2010 under No. D.10-0304), 2009 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.
CONTACT: Media
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CONTACT: Investor Relations
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NYSE Euronext
Condensed consolidated statements of income (unaudited)
(in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues
Transaction and clearing fees	$726	$849	$2,415	$2,622
Market data	94	101	278	305
Listing	105	100	315	301
Technology services	82	59	236	158
Other revenues	43	51	136	168

Total revenues	1,050	1,160	3,380	3,554
Transaction-based expenses:
Section 31 fees	77	115	239	271
Liquidity payments, routing and clearing	374	424	1,243	1,445

Total revenues, less transaction-based expenses	599	621	1,898	1,838

Other operating expenses
Compensation	147	166	479	492 [a]
Depreciation and amortization	69	66	201	200
Systems and communications	52	54	151	167
Professional services	76	65	200	163
Selling, general and administrative	75	75	222	223
Merger expenses and exit costs	25	8	70	473

Total other operating expenses	444	434	1,323	1,718

Operating income	155	187	575	120
Net interest and investment (loss) income	(26)	(28)	(78)	(82)
Income (loss) from associates	(1)	—	(4)	—
Other income	—	12	53	20

Income before income taxes	128	171	546	58
Income tax provision	(5)	(47)	(119)	(7)

Net income	123	124	427	51
Net loss (income) attributable to noncontrolling interest	5	1	15	(4)

Net income attributable to NYSE Euronext	$128	$125	$442	$47

Basic earnings per share attributable to NYSE Euronext	$0.49	$0.48	$1.69	$0.18
Diluted earnings per share attributable to NYSE Euronext	$0.49	$0.48	$1.69	$0.18
Basic weighted average shares outstanding	261	260	261	260
Diluted weighted average shares outstanding	262	261	262	260

[a]	The results of operations for the nine months ended September 30, 2009 include a $10 million benefit curtailment gain.
     We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

	Three months ended September 30,		Nine months ended September 30,
Non-GAAP Reconciliation	2010	2009	2010	2009
Income before income taxes — GAAP	$128	$171	$546	$58
Excluding:
Merger expenses and exit costs	25	8	70	473
Net gain on disposal activities	—	(4)	(54)	(4)

Income before income taxes — as adjusted	153	175	562	527
Income tax provision	(37)	(38)	(149)	(141)

Net income — as adjusted	116	137	413	386
Net loss (income) attributable to noncontrolling interest	5	1	15	(4)

Net income attributable to NYSE Euronext — as adjusted	$121	$138	$428	$382

Diluted earnings per share attributable to NYSE Euronext	$0.46	$0.53	$1.64	$1.47

NYSE Euronext
Segment Results (unaudited)
(in millions)

		Three months ended					Three months ended
		September 30, 2010					September 30, 2009
				Information					Information
				Services and	Corporate			Cash	Services and
			Cash Trading	Technology	and			Trading and	Technology	Corporate and
		Derivatives	and Listings	Solutions	Eliminations	Consolidated	Derivatives	Listings	Solutions	Eliminations	Consolidated
Revenues
Transaction and clearing fees		$223	$503	$—	$—	$726	$221	$628	$—	$—	$849
Market data		11	52	31	—	94	10	56	35	—	101
Listing		—	105	—	—	105	—	100	—	—	100
Technology services		—	—	82	—	82	—	—	59	—	59
Other revenues		9	34	—	—	43	10	38	—	3	51

Total revenues		243	694	113	—	1,050	241	822	94	3	1,160
Transaction-based expenses:
Section 31 fees		—	77	—	—	77	—	115	—	—	115
Liquidity payments, routing and clearing		55	319	—	—	374	43	381	—	—	424

Total revenues, less transaction-based expenses		188	298	113	—	599	198	326	94	3	621
Depreciation and amortization	[a]	15	44	10	—	69	18	42	6	—	66
Merger expenses and exit costs (M&E)	[b]	5	15	5	—	25	(5)	6	6	1	8
Other operating expenses		80	153	79	38	350	76	173	76	35	360

Operating income (loss) — GAAP	[c]	$88	$86	$19	$(38)	$155	$109	$105	$6	$(33)	$187

Operating income excluding M&E	[c]+[b]	$93	$101	$24	$(38)	$180	$104	$111	$12	$(32)	$195

Adjusted EBITDA	[c]+[a]+[b]	$108	$145	$34	$(38)	$249	$122	$153	$18	$(32)	$261
Operating margin excluding M&E		49%	34%	21%	N/M	30%	53%	34%	13%	N/M	31%
Adjusted EBITDA margin		57%	49%	30%	N/M	42%	62%	47%	19%	N/M	42%

		Nine months ended					Nine months ended
		September 30, 2010					September 30, 2009
				Information					Information
				Services and	Corporate			Cash	Services and
			Cash Trading	Technology	and			Trading and	Technology	Corporate and
		Derivatives	and Listings	Solutions	Eliminations	Consolidated	Derivatives	Listings	Solutions	Eliminations	Consolidated
Revenues
Transaction and clearing fees		$783	$1,632	$—	$—	$2,415	$605	$2,017	$—	$—	$2,622
Market data		35	149	94	—	278	31	172	102	—	305
Listing		—	315	—	—	315	—	301	—	—	301
Technology services		—	—	236	—	236	—	—	158	—	158
Other revenues		28	109	—	(1)	136	22	143	—	3	168

Total revenues		846	2,205	330	(1)	3,380	658	2,633	260	3	3,554
Transaction-based expenses:
Section 31 fees		—	239	—	—	239	—	271	—	—	271
Liquidity payments, routing and clearing		208	1,035	—	—	1,243	135	1,310	—	—	1,445

Total revenues, less transaction-based expenses		638	931	330	(1)	1,898	523	1,052	260	3	1,838
Depreciation and amortization	[a]	43	132	26	—	201	56	126	18	—	200
Merger expenses and exit costs (M&E)	[b]	13	41	15	1	70	372	80	18	3	473
Other operating expenses		232	466	243	111	1,052	226	525	207	87	1,045

Operating income (loss) — GAAP	[c]	$350	$292	$46	$(113)	$575	$(131)	$321	$17	$(87)	$120

Operating income excluding M&E	[c]+[b]	$363	$333	$61	$(112)	$645	$241	$401	$35	$(84)	$593

Adjusted EBITDA	[c]+[a]+[b]	$406	$465	$87	$(112)	$846	$297	$527	$53	$(84)	$793
Operating margin excluding M&E		57%	36%	18%	N/M	34%	46%	38%	13%	N/M	32%
Adjusted EBITDA margin		64%	50%	26%	N/M	45%	57%	50%	20%	N/M	43%

N/M = Not meaningful
     We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext
Fixed operating expenses (unaudited)
(in millions)

Fixed operating expenses for the three months ended September 30, 2010 — GAAP	$444
Less:
Merger expenses and exit costs	(25)

	$419
Excluding the impact of:
Currency translation	13
Acquisitions and dispositions, net	(11)*
New business initiatives	(4)**
Duplicative datacenter and integration	(17)

Fixed operating expenses for the three months ended September 30, 2010 — as adjusted	$400	[a]

Fixed operating expenses for the three months ended September 30, 2009 — GAAP	$434
Less:
Merger expenses and exit costs	(8)

Fixed operating expenses for the three months ended September 30, 2009 — as adjusted	$426	[b]

Variance ($)	$(26)	[a] - [b] = [c]

Variance (%)	-6%	[c]/[b]

Fixed operating expenses for the nine months ended September 30, 2010 — GAAP	$1,323
Less:
Merger expenses and exit costs	(70)

	$1,253
Excluding the impact of:
Currency translation	11
Acquisitions and dispositions, net	(33)*
New business initiatives	(32)**
Duplicative datacenter and integration	(41)

Fixed operating expenses for the nine months ended September 30, 2010 — as adjusted	$1,158	[a]

Fixed operating expenses for the nine months ended September 30, 2009 — GAAP	$1,718
Less:
Merger expenses and exit costs	(473)
Excluding the impact of:
Benefit curtailment gain	10 ***

Fixed operating expenses for the nine months ended September 30, 2009 — as adjusted	$1,255	[b]

Variance ($)	$(97)	[a] - [b] = [c]

Variance (%)	-8%	[c]/[b]

*	Includes the contribution of NYFIX, net of the disposition of Hugin.

**	Includes the contribution of new business initiatives, primarily NYSE Liffe Clearing and Qatar.

***	Includes curtailment gain associated with changes to U.S. retiree medical plan.
     We use non-GAAP financial measures of operating performance. Non-GAAP measures do not replace and are not superior to the presentation of our GAAP financial results but are provided to improve overall understanding of our current financial performance and our prospects for the future.

NYSE Euronext
Condensed consolidated statements of financial condition (unaudited)
(in millions)

	September	December
	30, 2010	31, 2009
Assets
Current assets:
Cash, cash equivalents, investment and other securities	$375	$490
Accounts receivable, net	654	660
Deferred income taxes	84	100
Other current assets	179	270

Total current assets	1,292	1,520

Property and equipment, net	1,035	986
Goodwill	4,090	4,210
Other intangible assets, net	5,927	6,184
Deferred income taxes	612	680
Investment in associates and other assets	672	802

Total assets	$13,628	$14,382

Liabilities and equity
Accounts payable and accrued expenses	$939	$1,352
Deferred revenue	259	163
Short term debt	447	616
Deferred income taxes	18	18

Total current liabilities	1,663	2,149

Long term debt	2,098	2,166
Deferred income taxes	2,004	2,090
Accrued employee benefits	483	504
Deferred revenue	365	362
Other liabilities	135	176

Total liabilities	6,748	7,447

Equity	6,880	6,935

Total liabilities and equity	$13,628	$14,382

     NYSE Euronext
Selected Statistical Data:
Volume Summary

	Average Daily Volume			Total Volume			Total Volume
(Unaudited)	3Q10	3Q09	% Δ	3Q10	3Q09	% Δ	YTD 2010	YTD 2009	% Δ
Number of Trading Days — European Markets	66	66		66	66		192	191
Number of Trading Days — U.S. Markets	64	64		64	64		188	188

European Derivatives Products (contracts in thousands)	3,828	3,807	0.6%	252,696	251,266	0.6%	975,898	792,109	23.2%
of which Bclear	844	854	-1.2%	55,746	56,325	-1.0%	284,008	204,565	38.8%
Avg. Net Rate Per Contract (ex. Bclear)	$0.670	$0.754	-11.1%	$0.670	$0.754	-11.1%
Avg. Net Rate Per Contract (ex. Bclear) — Currency Neutral	$0.670	$0.713	-6.0%	$0.670	$0.713	-6.0%

Total Interest Rate Products[1]	1,952	1,907	2.3%	128,787	125,878	2.3%	467,703	385,125	21.4%

Short Term Interest Rate Products	1,842	1,809	1.8%	121,540	119,412	1.8%	445,381	366,212	21.6%
Medium and Long Term Interest Rate Products	110	98	12.1%	7,247	6,466	12.1%	22,322	18,913	18.0%

Total Equity Products[2]	1,795	1,853	-3.1%	118,534	122,306	-3.1%	496,067	397,997	24.6%

Individual Equity Products	1,246	1,272	-2.0%	82,270	83,971	-2.0%	376,046	280,130	34.2%
Futures	696	646	7.6%	45,965	42,649	7.8%	242,981	158,099	53.7%
Options	550	626	-12.1%	36,305	41,322	-12.1%	133,065	122,031	9.0%
Equity Index Products	549	581	-5.4%	36,264	38,335	-5.4%	120,021	117,867	1.8%

of which Bclear	844	854	-1.0%	55,746	56,325	-1.0%	284,008	204,565	38.8%
Individual Equity Products	768	730	5.3%	50,698	48,146	5.3%	265,068	179,381	47.8%
Futures	685	645	6.3%	45,223	42,546	6.3%	242,099	156,815	54.4%
Options	83	85	-2.2%	5,475	5,600	-2.2%	22,969	22,566	1.8%
Equity Index Products	76	124	-38.3%	5,048	8,179	-38.3%	18,940	25,184	-24.8%

Commodity Products	81	47	74.4%	5,375	3,082	74.4%	12,128	8,987	34.9%

U.S. Derivatives Products — Equity Options [3] (contracts in thousands)

Options Contracts	3,189	2,580	23.6%	204,078	165,099	23.6%	686,605	467,409	46.9%
Avg. Net Rate Per Contract	$0.171	$0.191	-10.5%	$0.171	$0.191	-10.5%
Total Consolidated Options Contracts	12,484	13,227	-5.6%	798,990	846,525	-5.6%	2,639,548	2,543,548	3.8%

Share of Total	25.5%	19.5%		25.5%	19.5%		26.0%	18.4%

NYSE Liffe U.S.

Futures and Futures Options Volume	10.7	14.8	-27.9%	684.8	949.9	-27.9%	3,122.6	3,113.5	0.3%

European Cash Products (trades in thousands)	1,364	1,319	3.4%	90,023	87,046	3.4%	284,732	263,858	7.9%
Avg. Net Fee Per Transaction	$0.655	$0.896	-26.9%	$0.655	$0.896	-26.9%
Avg. Net Fee Per Transaction — Currency Neutral	$0.655	$0.808	-18.9%	$0.655	$0.808	-18.9%

Equities	1,310	1,267	3.4%	86,444	83,633	3.4%	273,348	252,636	8.2%
Exchange-Traded Funds	16	14	16.3%	1,059	911	16.4%	3,432	2,694	27.4%
Structured Products	33	32	3.9%	2,197	2,135	2.9%	6,844	7,459	-8.2%
Bonds	5	6	-6.7%	323	367	-12.2%	1,108	1,069	3.7%

U.S. Cash Products (shares in millions)	2,397	2,926	-18.1%	153,359	187,293	-18.1%	511,224	662,283	-22.8%
Avg. Net Fee Per 100 Shares Handled	$0.0313	$0.0288	8.7%	$0.0313	$0.0288	8.7%

NYSE Listed Issues [4]

Handled Volume [5]	1,720	2,165	-20.6%	110,058	138,569	-20.6%	370,774	482,915	-23.2%
Matched Volume [6]	1,625	1,967	-17.4%	104,021	125,873	-17.4%	347,375	438,119	-20.7%
Total NYSE Listed Consolidated Volume	4,275	5,546	-22.9%	273,580	354,934	-22.9%	949,963	1,127,225	-15.7%

Share of Total NYSE Listed Consolidated Volume
Handled Volume [5]	40.2%	39.0%	1.2%	40.2%	39.0%	1.2%	39.0%	42.8%	-3.8%
Matched Volume [6]	38.0%	35.5%	2.5%	38.0%	35.5%	2.5%	36.6%	38.9%	-2.3%

NYSE Arca & Amex Listed Issues

Handled Volume [5]	352	407	-13.5%	22,524	26,053	-13.5%	76,244	106,095	-28.1%
Matched Volume [6]	320	352	-9.1%	20,499	22,539	-9.1%	68,405	92,784	-26.3%
Total NYSE Arca & Amex Listed Consolidated Volume	1,292	1,532	-15.6%	82,696	98,022	-15.6%	288,405	384,083	-24.9%

Share of Total NYSE Arca & NYSE Amex Listed Consolidated Volume
Handled Volume [5]	27.2%	26.6%	0.6%	27.2%	26.6%	0.6%	26.4%	27.6%	-1.2%
Matched Volume [6]	24.8%	23.0%	1.8%	24.8%	23.0%	1.8%	23.7%	24.2%	-0.4%

Nasdaq Listed Issues

Handled Volume [5]	325	354	-8.4%	20,777	22,671	-8.4%	64,206	73,273	-12.4%
Matched Volume [6]	280	284	-1.2%	17,933	18,146	-1.2%	54,021	59,832	-9.7%
Total Nasdaq Listed Consolidated Volume	2,020	2,252	-10.3%	129,308	144,121	-10.3%	431,299	432,146	-0.2%

Share of Total Nasdaq Listed Consolidated Volume
Handled Volume [5]	16.1%	15.7%	0.4%	16.1%	15.7%	0.4%	14.9%	17.3%	-2.4%
Matched Volume [6]	13.9%	12.6%	1.3%	13.9%	12.6%	1.3%	12.5%	13.8%	-1.3%

Exchange-Traded Funds [5,7]

Handled Volume [5]	344	386	-10.7%	22,034	24,685	-10.7%	73,607	104,496	-29.6%
Matched Volume [6]	313	335	-6.6%	20,037	21,453	-6.6%	66,172	91,621	-27.8%
Total ETF Consolidated Volume	1,287	1,507	-14.6%	82,366	96,436	-14.6%	285,403	388,848	-26.6%

Share of Total ETF Consolidated Volume
Handled Volume [5]	26.8%	25.6%	1.2%	26.8%	25.6%	1.2%	25.8%	26.9%	-1.1%
Matched Volume [6]	24.3%	22.2%	2.1%	24.3%	22.2%	2.1%	23.2%	23.6%	-0.4%

1	Data includes currency products.

2	Includes all trading activities for Bclear, NYSE Liffe’s clearing service for wholesale derivatives.

3	Includes trading in U.S. equity options contracts, not equity-index options.

4	Includes all volume executed in NYSE Group crossing sessions.

5	Represents the total number of shares of equity securities and ETFs internally matched on the NYSE Group’s exchanges or routed to and executed at an external market center. NYSE Arca routing includes odd-lots.

6	Represents the total number of shares of equity securities and ETFs executed on the NYSE Group’s exchanges.

7	Data included in previously identified categories.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.

All trading activity is single-counted, except European cash trading which is double counted to include both buys and sells.

NYSE Euronext
Selected Statistical Data:
Other Operating Statistics

	Three Months Ended
	September 30,		September 30,
(Unaudited)	2010	June 30, 2010	2009
NYSE Euronext Listed Issuers

NYSE Listed Issuers

Issuers listed on U.S. Markets[1]	2,928	2,934	2,974
Number of new issuer listings[1]	31	35	61
Capital raised in connection with new listings ($millions)[2]	$3,650	$3,575	$3,098

Euronext Listed Issuers

Issuers listed on Euronext[1]	995	1,013	1,040
Number of new issuer listings[3]	21	21	16
Capital raised in connection with new listings ($millions)[2]	$58	$81	$7

NYSE Euronext Market Data

NYSE Market Data[4]

Share of Tape A revenues (%)	50.3%	47.7%	45.1%
Share of Tape B revenues (%)	33.1%	33.4%	31.7%
Share of Tape C revenues (%)	21.8%	18.8%	19.0%
Professional subscribers (Tape A)	381,658	382,133	388,468

Euronext Market Data

Number of terminals	239,098	239,919	240,007

NYSE Euronext Operating Expenses

NYSE Euronext employee headcount

NYSE Euronext headcount	3,030	2,993	3,399

NYSE Euronext Financial Statistics

NYSE Euronext foreign exchange rate

Average €/US$ exchange rate	$1.292	$1.274	$1.430
Average £/US$ exchange rate	$1.550	$1.492	$1.641

1	Figures for NYSE listed issuers include listed operating companies, special-purpose acquisition companies and closed-end funds listed on the NYSE and NYSE Amex and do not include NYSE Arca or structured products listed on the NYSE. There were 1,116 ETFs and 3 operating companies exclusively listed on NYSE Arca as of September 30, 2010. There were 483 corporate structured products listed on the NYSE as of September 30, 2010.

Figures for new issuer listings include NYSE new listings (including new operating companies, special-purpose acquisition companies and closed-end funds listing on NYSE) and new ETP listings on NYSE Arca (NYSE Amex is excluded). Figures for Euronext present the operating companies were listed on Euronext and do not include NYSE Alternext, Free Market, closed-end funds, ETFs and structured product (warrants and certificates). As of September 30, 2010, 154 companies were listed on NYSE Alternext, 273 on Free Market and 551 ETFs were listed on NextTrack.

2	Euronext figures show capital raised in millions of dollars by operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates). NYSE figures show capital raised in millions of dollars by operating companies listed on NYSE and NYSE Arca and do not include closed-end funds, ETFs and structured products.

3	Euronext figures include operating companies listed on Euronext, NYSE Alternext and Free Market and do not include closed-end funds, ETFs and structured products (warrants and certificates).

4	“Tape A” represents NYSE listed securities, “Tape B” represents NYSE Arca and NYSE Amex listed securities, and “Tape C” represents Nasdaq listed securities. Per Regulation NMS, as of April 1, 2007, share of revenues is derived through a formula based on 25% share of trading, 25% share of value traded, and 50% share of quoting, as reported to the consolidated tape. Prior to April 1, 2007, share of revenues for Tape A and B was derived based on number of trades reported to the consolidated tape, and share of revenue for Tape C was derived based on an average of share of trades and share of volume reported to the consolidated tape. The consolidated tape refers to the collection and dissemination of market data that multiple markets make available on a consolidated basis. Share figures exclude transactions reported to the FINRA/NYSE Trade Reporting Facility.

Source: NYSE Euronext, Options Clearing Corporation and Consolidated Tape as reported for equity securities.